                                                            April 8, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the annual stockholders’ meeting of Heartland Financial USA, Inc. to be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 20, 2009, at 6:00 p.m. The accompanying notice of the annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. A copy of our 2008 Annual Report to Stockholders is also enclosed. At the meeting, we will report on operations and the outlook for the year ahead.

At the meeting, you will be asked to approve a number of matters we are proposing. Our compensation/nominating committee has nominated two persons to serve as Class I directors and the Board of Directors recommends that you vote your shares for each of the director nominees.  Our audit/corporate governance committee has selected, and we recommend that you ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2009.  Our Board has approved, and is asking that you approve, an amendment to our Certificate of Incorporation that will increase our number of authorized shares of common stock by five million shares.  Finally, we are asking for your approval, in a nonbinding vote, of the compensation to our executive officers as outlined in the attached proxy statement.

In addition to the matters we are proposing, the attached proxy statement contains a shareholder proposal that your Board of Directors believes is not in the best interests of our stockholders.  Your Board urges you to vote against this proposal.

We encourage you to attend our annual meeting in person and enjoy fellowship with other stockholders at the reception following our meeting. Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible. This will ensure that your shares are represented at the meeting.

           I look forward with pleasure to seeing you and visiting with you at the meeting.

Very best personal wishes,

                               /s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

We especially ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres at a reception following the meeting.  In order to comfortably accommodate all stockholders, we ask that you please return the enclosed reservation card. Doing so will allow us to have a nametag prepared for each attendee. This reception will be held at our corporate headquarters located in the main bank building of Dubuque Bank and Trust, 1398 Central Avenue, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the annual meeting in order to attend the reception.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2009

TO THE STOCKHOLDERS:

The annual meeting of stockholders of HEARTLAND FINANCIAL USA, INC. will be held at the Grand River Center, 500 Bell Street, Dubuque, Iowa, on Wednesday, May 20, 2009, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.	to elect two Class I directors;
2.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;
3.	to consider a proposal to amend our Certificate of Incorporation to increase the authorized shares of common stock from 20,000,000 shares to 25,000,000 shares;
4.	to consider and approve the following advisory (non-binding) proposal:
RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion;
5.	to consider a stockholder proposal urging our Board of Directors to take the necessary steps to declassify the Board of Directors; and
6.	to transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 23, 2009, are the stockholders entitled to vote at the meeting and any adjournments or postponements of the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly to ensure they are represented at the meeting.  In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the Board of Directors

                         /s/Lois K. Pearce
Lois K. Pearce
Secretary
Dubuque, Iowa
April 8, 2009

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 20, 2009:  The Proxy Statement and Annual Report to Stockholders are available at  www.htlf.com.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Heartland Financial USA, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Grand River Center located at 500 Bell Street, Dubuque, Iowa, on Wednesday, May 20, 2009, at 6:00 p.m. local time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 8, 2009.

Heartland Financial USA, Inc., a Delaware corporation, is a diversified financial services holding company headquartered in Dubuque, Iowa. We offer full-service community banking through ten bank subsidiaries with a total of 61 banking locations in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. In addition, we have a subsidiary in the consumer finance business. Our primary strategy is to increase profitability and diversify our market area and asset base by expanding existing subsidiaries, by establishing de novo banks and through acquisitions.

Please read this proxy statement carefully.  You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.  The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 23, 2009, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to be voted upon to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder designated on the proxy card as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on four matters proposed by our Board of Directors:  to elect two Class I directors of Heartland for a term expiring in 2012, to ratify the selection of KPMG LLP to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2009, to amend our Certificate of Incorporation to increase our authorized shares of common stock by five million shares and to approve, by a non-binding advisory vote, the compensation to our executive officers as described in this proxy statement.  Our Board of Directors recommends that you vote FOR each of these proposals.  You are also being asked to vote on a stockholder proposal to encourage our Board of Directors to take the steps necessary to declassify our Board of Directors.  Our Board of Directors recommends that you vote AGAINST this proposal.  These matters are more fully described in this proxy statement.  We are not aware of any other matters that will be voted on at the annual meeting.  However, if any other business properly comes before the meeting, the persons named as proxies for shareholders will vote on these matters in a manner they consider appropriate.

How do I vote?

You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement, “for” the ratification of our independent registered public accounting firm, “for” the increase in authorized shares of common stock, “for” the approval of Heartland executives’ compensation as described in the Compensation Discussion and Analysis and “against” a shareholder proposal to declassify the Board of Directors.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a separate proxy from your broker in order to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote in their discretion on behalf of their customers on routine matters, such as the election of directors, the ratification of KPMG LLP as our independent registered public accounting firm, and the advisory vote to approve the compensation of our executives, but cannot vote on non-routine matters, such as the proposed amendment to the Certificate of Incorporation or the stockholder proposal being presented at the meeting, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy form to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “How many votes are needed for approval of each proposal?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to Ms. Lois K. Pearce, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.
If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting;
•	has properly submitted a signed proxy card or other proxy.
On January 31, 2009, there were 16,274,652 shares of common stock issued and outstanding. Therefore, at least 8,137,327 shares need to be present at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than two nominees. The Board has no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

How many votes are needed for each proposal?

The directors are elected by a plurality and the two individuals receiving the highest number of votes cast “for” their election will be elected as directors of Heartland. The amendment to our Certificate of Incorporation must receive the affirmative vote of a majority of the shares of common stock that are outstanding and entitled to vote at the meeting.  The ratification of the appointment of our independent registered public accounting firm, and the stockholder proposal to encourage our Board of Directors to take the steps necessary to declassify our Board requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.

The vote on our executive compensation is advisory and will not be binding upon Heartland or the Board of Directors.  However, the compensation/nominating committee of the Board will consider the extent of approval in establishing our compensation plan for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ended June 30, 2009.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of Heartland or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

At the annual meeting to be held on May 20, 2009, you will be entitled to elect two Class I directors for terms expiring in 2012. The Board of Directors is divided into three classes of directors having staggered terms of three years. Both of the nominees for election as Class I directors are incumbent directors. We have no knowledge that either of the nominees will refuse or be unable to serve, but if any of the nominees become unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years. The nominees for Class I directors, if elected at the annual meeting, will serve for a three-year term expiring in 2012. The Board of Directors recommends that you vote your shares FOR each of the nominees.

NOMINEES

Name (Age)	Served as Heartland Financial USA, Inc. Director Since	Positions with Heartland Financial USA, Inc. and its Subsidiaries and Principal Occupation
CLASS I (Term Expires 2012)
Lynn B. Fuller (Age 59)	1987
Chairman of the Board, President and Chief Executive Officer of Heartland; Director and Vice Chairman of the Board of Dubuque Bank and Trust; Director (1992-2004) and Vice Chairman of the Board (2001-2004) of Galena State Bank; Director (1994-2004) and Vice Chairman of the Board (2001-2004) of First Community Bank; Director (1995-2004) and Vice Chairman of the Board (2001-2004) of Riverside Community Bank; Director and Vice Chairman of the Board of Wisconsin Community Bank, New Mexico Bank & Trust, Arizona Bank & Trust, and Rocky Mountain Bank; Director (2006-present) and Vice Chairman of the Board (2006-present) of Summit Bank & Trust; Director and President of Citizens Finance; Director (2008-present) and Vice Chairman of the Board (2008-present) of Minnesota Bank & Trust

John W. Cox, Jr. (Age 61)	2003

Director of Galena State Bank; Attorney at Law; Partner of Cox & Ward P.C. (1998-2007); Sole Practitioner of Cox Law Offices (2007-present); Vice President of External Affairs and General Counsel (2007-present) for Jo-Carroll Energy; In-House Counsel (2008-present) for the City of Galena,  Illinois

CONTINUING DIRECTORS

Name (Age)	Served as Heartland Financial USA, Inc. Director Since	Positions with Heartland Financial USA, Inc. and its Subsidiaries and Principal Occupation
CLASS II (Term Expires 2010)
Mark C. Falb (Age 61)	1995
Vice Chairman of the Board of Heartland; Chairman and Director of Dubuque Bank and Trust; Director of Citizens Finance; Chairman of the Board and Chief Executive Officer of Westmark Enterprises, Inc. and Kendall/Hunt Publishing Company

John K. Schmidt (Age 49)	2001
Executive Vice President, Chief Operating Officer and Chief Financial Officer of Heartland; Director, Vice Chairman of the Board, President (2000-2004) and Chief Executive Officer (2000-2004) of Dubuque Bank and Trust; Director and Vice Chairman of the Board of Galena State Bank and Riverside Community Bank; Director (2004-2007) and Vice Chairman of the Board (2004-2007) of First Community Bank; Director  and Treasurer of Citizens Finance

James R. Hill (Age 57)	2007	President of Hill Companies, LLC; Director (2006-present) and Chairman of the Board (2006-present) of Summit Bank & Trust
CLASS III (Term Expires 2011)
James F. Conlan (Age 45)	2000
Director of Dubuque Bank and Trust; Director of Citizens Finance; Partner (1996-Present) and Member of Executive Committee (2005-present) of Sidley Austin LLP; Vice Chairman (2000-2006) and Co-Chairman (2006-present) of the Firm-wide Corporate Reorganization Practice of Sidley Austin LLP

Thomas L. Flynn (Age 53)	2002

Vice Chairman of the Board of Heartland; Director (2000-present) and Vice Chairman of the Board (2006-present) of Dubuque Bank and Trust; Director of Citizens Finance; President, Chief Executive Officer and Chief Financial Officer of Flynn Ready-Mix Concrete Co.

James F. Conlan. Mr. Conlan is a graduate of the University of Iowa College of Law, receiving his JD with Honors in 1988. Upon graduation, Mr. Conlan joined the law firm of Sidley Austin LLP, where he became a partner in 1996, Vice Chairman of the firm-wide Corporate Reorganization Practice in 2000, member of the Executive Committee in 2005 and Co-Chairman of the firm-wide Corporate Reorganization Practice in 2006. Sidley Austin LLP is one of the largest law firms in the world.

John W. Cox, Jr. Mr. Cox is a graduate of John Marshall Law School of Chicago, receiving his JD (cum laude) in 1975. Mr. Cox is sole practitioner in Cox Law Offices in Galena, Illinois, and a former Member of the U.S. House of Representatives from Illinois’ 16th District. During his term in the U.S. Congress, Mr. Cox served on the House Banking and Finance Committees. Mr. Cox also served as State’s Attorney for Jo Daviess County, Illinois and continues to serve as In-House Counsel for the City of Galena.

Mark C. Falb.  Mr. Falb is a graduate of the University of Iowa and a certified public accountant (inactive). Mr. Falb was employed in an executive role with the Wm. C. Brown Company Publishers for nearly 20 years until a majority of the company was sold in 1992. He currently serves as chairman and chief executive officer of Westmark Enterprises and Kendall/Hunt Publishing, which are primarily involved in real estate ventures and textbook publishing.

Thomas L. Flynn.  Mr. Flynn obtained a BA degree in accounting and finance from Loras College and an MBA Degree from the University of Dubuque. Mr. Flynn was elected to the Iowa State Senate in 1994, where he served two full terms. During his terms he served on various committees, including the Senate Appropriations Committee; Administration and Regulation Budget Subcommittee; Commerce, Ways and Means Committee; and the Small Business, Economic Development & Tourism Committee. Mr. Flynn is an owner of a concrete and construction materials firm with locations in Iowa, Illinois and Wisconsin. He also previously served for ten years as an adjunct faculty member in the business department at Clarke College in Dubuque, Iowa.

Lynn B. Fuller.  Mr. Fuller graduated from the University of Dubuque and obtained an MBA from the University of Iowa. He joined Dubuque Bank and Trust in 1971 and remained with the bank until 1976 when he entered an officer-training program at First National Bank of St. Paul. He has held various executive positions within Heartland and its subsidiaries since his return in 1978.

James R. Hill.  Mr. Hill graduated from the University of Western Ontario and obtained an MBA from the York University. He is president of Hill Companies, LLC, a real estate investment company located in Englewood, Colorado. Mr. Hill is a founding investor and director of Summit Bank & Trust in Broomfield, Colorado.

John K. Schmidt.  Mr. Schmidt is a graduate of the University of Northern Iowa and an inactive holder of the certified public accountant certification. Before joining Dubuque Bank and Trust in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency and Peat Marwick Mitchell, currently known as KPMG LLP, in Des Moines, Iowa. He has held various executive positions within Heartland and its subsidiaries.

All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between Heartland and any other person pursuant to which any of our directors have been selected for their respective positions. With the exception of Mr. Conlan, who is the brother-in-law of Mr. Fuller, no member of the Board of Directors is related to any other member of the Board.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

There are currently seven members of the Board of Directors of Heartland. Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of Heartland, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board, which are held on a quarterly basis, special meetings held from time to time and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Fuller, our chief executive officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).

With the exception of Messrs. Conlan, Fuller and Schmidt, our Board has determined that our current directors are “independent” as defined by the rules of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission.  The Board of Directors has established an audit/corporate governance committee and a compensation/nominating committee. Messrs. Cox, Falb, Flynn and Hill each serve on the audit/corporate governance and the compensation/nominating committees. Mr. Falb, who is chairman of these two committees, has not been formally designated as a “lead” independent director, but he acts in such a capacity due to his positions as chairman.

During 2008, the Board of Directors held four regular meetings and five special meetings. All directors during their terms of office in 2008 attended 100% of all regular and special board meetings and committee meetings for which the director is a member with the exception of Cox who missed one special board meeting and Hill who missed one special board meeting and one compensation/nominating committee meeting.

Executive Sessions

Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Messrs. Fuller, Schmidt and Conlan in attendance. During 2008, the independent directors met in such capacity two times.  At the request of the independent directors, Mr. Conlan attended both meetings.

Policy on Director Attendance at Annual Meetings

It is Heartland’s policy that all directors be in attendance at annual meetings unless excused by the chairman of the Board. Last year six of our directors attended the annual meeting in person and one director attended by telephone.

Audit/Corporate Governance Committee

Currently, the members of the audit/corporate governance committee are directors Falb, Cox, Flynn and Hill. The Board of Directors has determined that each member of the audit/corporate governance committee qualifies as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the Securities and Exchange Commission. The Board based this decision on the experience of each of the audit/corporate governance committee members as executive officers of other companies and other relevant experience using and analyzing financial statements, as well as their education or experience with accounting issues. During 2008, all members of the audit/corporate governance committee were “independent” according to listing standards set forth by Nasdaq and the rules and regulations of the Securities and Exchange Commission.

The audit/corporate governance committee charter can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the audit/corporate governance committee are to:

•	monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
•	retain, oversee, review and terminate our independent registered public accounting firm and pre-approve all services performed by the independent registered public accounting firm;
•	provide an avenue of communication among the independent registered public accounting firm, management, the internal audit function and the Board of Directors;
•	encourage adherence to, and continuous improvement of, our policies, procedures and practices at all levels;
•	review areas of potential significant financial risk; and
•	monitor compliance with legal and regulatory requirements and establish appropriate corporate governance policies for Heartland.

        The audit/corporate governance committee’s duties and functions are set forth in more detail in its charter.

Mr. Falb has served as chairman of the audit/corporate governance committee since 2001. During 2008, the audit/corporate governance committee met four times. To promote independence of the audit function, the audit/corporate governance committee consults both separately and jointly with our independent registered public accounting firm, internal auditors and management.

Compensation/Nominating Committee

Committee Members and Independence.  The compensation/nominating committee currently consists of directors Falb, Cox, Flynn and Hill. Each of these members is considered “independent” as such term is defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Falb has served as chairman of the compensation/nominating committee since 2001.

The charter of the compensation/nominating committee can be found under the investor relations section of our website, www.htlf.com. The primary duties and functions of the compensation/nominating committee are to:

•	discharge the responsibilities of the Board of Directors relating to the compensation of our executive officers;
•	evaluate and make recommendations to the Board of Directors relating to the compensation of individuals serving as directors;
•
direct the creation of and approve the annual compensation discussion and analysis on executive compensation for inclusion in our proxy statement in accordance with all applicable rules and regulations; and

•	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next annual meeting of stockholders.
The compensation/nominating committee’s duties and functions are set forth in more detail in its charter.

Committee Meetings/Process. The compensation/nominating committee meets as often as necessary to evaluate the performance of the named executive officers, to determine salaries and bonuses for the coming year and to consider and approve any grants under incentive compensation programs. Six meetings were held in 2008.

While many compensation decisions for the coming year are made in the last quarter of the fiscal year, the compensation planning process continues throughout the year. Because the compensation program is designed to promote our business objectives and strategic business plans, management performance and current business environment are evaluated throughout the year.

The compensation/nominating committee receives materials in advance of each meeting. These materials include information that management believes will be helpful to the compensation/nominating committee as well as additional materials requested by the compensation/nominating committee. Materials used by the compensation/nominating committee include, but are not limited to:

•	financial reports covering, among other things, historical and year-to-date financial performance vs. budget and financial performance vs. representative peer groups;
•	reports on levels of achievement of individual and corporate performance objectives;
•	reports on Heartland’s strategic objectives and future budgets;
•	reports on Heartland’s performance against its 5-year plan;
•	information on executive officers’ stock ownership and option holdings;
•	agreements and other plan documents regarding compensation; and
•	reports from consultants retained by the compensation/nominating committee.

Role of Management. Management plays a role in the compensation process. The major aspects of management’s role are employee performance evaluation, establishment of business performance targets and objectives and recommendation of salaries, bonuses and equity awards. The chief executive officer assists the compensation/nominating committee chair with setting the agenda for compensation/nominating committee meetings and also coordinates the preparation of materials for compensation/nominating committee meetings. At the request of the compensation/nominating committee, the chief executive officer also provides information regarding Heartland’s strategic objectives, evaluation of executive officer performance and compensation recommendations for executive officers other than himself.

Role of Advisors. The compensation/nominating committee charter authorizes the compensation/nominating committee to retain and terminate any third party compensation consultant for the purpose of evaluating the executive officers and the chief executive officer, as well as recommending appropriate compensation for such individuals. Such consultants report directly to the compensation/nominating committee.

Since 2004, Frederic W. Cook & Co., Inc., (“FWCC”) has been retained by the compensation/nominating committee to provide compensation consulting services. The compensation/nominating committee has determined that FWCC is independent as it has no other ties to Heartland and does not perform any other services for Heartland or any affiliates. FWCC’s role includes providing market information on compensation levels and practices, assisting in the design of compensation components, and providing input on related technical and regulatory matters.

Director Nominations and Qualifications

In carrying out its nominating function, the compensation/nominating committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner, although it is not currently seeking out candidates to serve on the Board and we did not receive any stockholder nominations for the 2009 annual meeting. Generally, in addition to prior service on a subsidiary bank Board, the compensation/nominating committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics, integrity and values, a sufficient educational and professional background, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, no nominee can be eligible for election or re-election as a director if, at the time of such election, such person is 70 or more years of age.  Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively.

The compensation/nominating committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the compensation/nominating committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, www.htlf.com, our Board of Directors can be contacted through Heartland’s corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Lois K. Pearce, or by telephone at Heartland’s administrative offices, at 563-589-2100. Each communication will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the compensation/nominating committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our corporate secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The compensation/nominating committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our corporate secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting. The stockholder’s notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the Board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2010 annual meeting of stockholders, stockholder proposals must be received by our corporate secretary, at the above address, no later than December 10, 2009, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our corporate secretary not less than 30 or more than 75 days prior to the scheduled date of the annual meeting.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our chief executive officer and chief financial officer. The code is posted on our website, www.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our chief executive officer and chief financial officer, and persons performing similar functions, by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at January 31, 2009, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table and by all directors and executive officers of Heartland as a group. The address of each 5% stockholder is 1398 Central Avenue, Dubuque, Iowa 52001.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class

5% Stockholders, Directors and Nominees

Lynn S. Fuller	1,387,044(2)	8.5%
Heartland Partnership, L.P.	834,000(3)	5.1%

James F. Conlan	131,127(4)	*
John W. Cox, Jr.	23,035(5)	*
Mark C. Falb	96,941(6)	*
Thomas L. Flynn	33,502(7)	*
Lynn B. Fuller	774,969(8)	4.8%
James R. Hill	1,386 (9)	*
John K. Schmidt	220,789(10)	1.4%

Other Executive Officers

Kenneth J. Erickson	199,793(11)	1.2%
Edward H. Everts	74,216	1.1%
Douglas J. Horstmann	179,067(12)	1.1%
All directors and executive officers as a group (13 persons)	2,026,339	12.5%

*      Less than one percent

(1)           The information contained in this column is based upon information furnished to Heartland by the persons named above and the members of the designated group. Amounts reported include shares held directly as well as shares which are held in retirement accounts and shares held by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective director may be deemed to have sole or shared voting and/or investment power. Also included are restricted shares awarded under our 2005 Long-Term Incentive Plan. Additionally, shares obtainable through the exercise of options within 60 days of the date of the information presented in this table are included in the following amounts: Mr. Lynn B. Fuller – 28,333 shares; Mr. Schmidt – 41,249 shares; Mr. Erickson – 23,082 shares; Mr. Horstmann – 17,500 shares; Mr. Everts – 19,750 shares and all directors and executive officers as a group – 163,830 shares. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares.

(2)           Includes shares held by the Heartland Partnership, L.P., over which Mr. Fuller has sole voting and investment power, as well as 67,780 shares held by a trust for which Mr. Fuller’s spouse is a trustee and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee, over which Mr. Fuller has shared voting and investment power.

(3)           Mr. Lynn S. Fuller, a former director of Heartland and a stockholder of more than 5% of the outstanding shares, is the general partner of Heartland Partnership, L.P., and in such capacity exercises sole voting and investment power over such shares.

(4)           Includes 53,578 shares held by a trust for which Mr. Conlan’s spouse is trustee and 21,000 shares held by the Heartland Partnership, L.P., over which Mr. Conlan has no voting or investment power but in which Mr. Conlan’s spouse does have a beneficial interest, and 14,000 shares held in trust for children.

(5)           Includes 15,492 shares held by John W. Cox Jr. Inc., of which Mr. Cox is a controlling stockholder and 4,352 shares held by McJoyce, Inc. of which Mr. Cox is a controlling stockholder.

               (6)           Includes 68,856 shares held by Mr. Falb’s spouse, as trustee, over which Mr. Falb has no voting or investment power.

(7)           Includes 2,486 shares held by Mr. Flynn’s spouse in an individual retirement account, over which Mr. Flynn has no voting or investment power.

(8)           Includes an aggregate of 8,592 shares held by Mr. Fuller’s spouse and minor children and 123,078 shares held in a trust for which Mr. Fuller serves as co-trustee, over which Mr. Fuller has shared voting and investment power. Includes 21,000 shares held by the Heartland Partnership, L.P., over which Mr. Fuller has no voting or investment power but in which Mr. Fuller does have a beneficial interest.

(9)           Mr. Hill is an investor in Heartland’s de novo bank, Summit Bank & Trust, in Broomfield, Colorado.

(10)           Includes an aggregate of 24,652 shares held by Mr. Schmidt’s spouse and minor children and 1,849 shares held by Mr. Schmidt jointly with his spouse, over which Mr. Schmidt has shared voting and investment power.

(11)           Includes 69,875 shares held by Mr. Erickson’s spouse, over which Mr. Erickson has shared voting and investment power.

(12)           Includes 27,000 shares held by Mr. Horstmann’s spouse, over which Mr. Horstmann has shared voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of such forms, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers or 10% shareholders were satisfied during 2008 except that an initial Form 3 report was not filed on a timely basis on behalf of John J. Berg.  Mr. Berg is Heartland’s Executive Vice President of Marketing and Sales and is a Section 16(a) reporting person.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis addresses our compensation philosophy and objectives with respect to our named executive officers, compensation factors, elements of compensation and the basis for compensation for 2008.  Our named executive officers are Lynn B. Fuller, John K. Schmidt, Kenneth J. Erickson, Edward H. Everts and Douglas J. Horstmann.

As we all know, 2008 was an unprecedented year for the economy and financial services firms in particular.  Although we do not believe that Heartland became involved in the types of activity that caused extensive damage to other financial institutions and the economy in the United States and worldwide, we have been impacted by the economic downturn in many of our business sectors and some of the local markets we serve.  We believe that executive compensation must be reflective of market conditions and accordingly salaries for the top two named executive officers, Messrs. Fuller and Schmidt, were maintained during 2008 at their 2007 levels and incentive compensation for all the named executive officers in 2008 was significantly reduced.

Although we intend to similarly limit the aggregate compensation that we pay to our most senior executives during 2009, changes in laws and regulations that apply to us may require that we modify the compensation program for  our most highly compensated executives.  As discussed below, these laws are intended to ensure that all financial institutions, like Heartland, that have accepted investment from the United States Department of the Treasury, not misuse that investment by over-compensating executives or by compensating executives through incentives that encourage excessive risk taking.  Although we believe the compensation to our executives has always been conservative and that we are not one of the institutions that has given rise to public, and congressional, concern regarding executive compensation, we intend to fully comply with these new laws.

Historic Compensation Philosophy and Objectives. Our compensation philosophy has historically been to design and provide an overall compensation program for our executive officers that continues to align the interests of those officers with the long-term interests of our stockholders.

Our compensation plans have been designed to drive growth in both earnings per share and earning assets, consistent with both our 1-year and 5-year budgets and plans, thereby motivating and rewarding executives for the achievement of those budgets, and ensuring long-term focus. Accordingly, total compensation is higher for individuals with greater responsibility and greater ability to influence the achievement of targeted results and strategic objectives. As position and responsibility increase, we have historically paid a larger portion of the executive officer’s total compensation in performance-based pay contingent upon the achievement of targeted results and strategic objectives. Additionally, we have historically aligned the interests of our executive officers with our stockholders through opportunities for increased equity ownership in Heartland. Equity-based compensation has been higher for executive officers with greater levels of responsibility, resulting in a significant percentage of the officers’ total compensation being dependent upon long-term appreciation of the price of our stock. Finally, we have designed our compensation program to encourage the retention of executives and other key employees by remaining competitive in the marketplace.

The Impact of Recent Legislation on our Compensation Programs and Policies.  As a well-capitalized bank holding company, we were encouraged to apply for, and did apply for and accepted, investment from the United States Department of the Treasury under the Capital Purchase Program established by Treasury under the Troubled Asset Relief Program (“TARP”) of the Emergency Economic Stabilization Act of 2008 (the “Stabilization Act”).  The Department of the Treasury purchased approximately $82 million of our preferred stock and a  warrant on our common stock in December 2008, and as part of the sale to the Department of the Treasury, we became subject to compensation limitations under regulations adopted under the TARP. In particular, as long as the Treasury holds the Preferred Stock or Warrant, we are:

•
prohibited from making any “Golden Parachute Payments” (defined as any form of severance payment that exceeded three times the average compensation of the executive over the five years preceding the payment) to our named executive officers;

•	required to review our compensation policies with a senior risk officer to make certain they do not encourage our named executive officers to take undue risks that threaten the value of Heartland;
•
required to subject any incentive compensation that we pay to a named executive officer to a “clawback”—to be refunded to us—if it is based on materially inaccurate financial materials or other materially inaccurate performance metric criteria; and

•	lose the deductibility of compensation we pay to our named executive officers to the extent it exceeds $500,000 per annum.

We believe that we were, and continue to be, in an excellent position to achieve the Treasury’s objective of increasing financial institution lending with TARP funds and did not resist the limitations on executive compensation because they, in large part, do not further limit what we pay.  Unlike many other financial institution holding companies, we (i) have not paid compensation to our named executive officers as golden parachute payments, and had no contracts that would have required us to pay parachute payments, in excess of these limits, (ii) believe we have formulated our compensation policies to avoid undue risk taking, (iii) are firm in our belief that our reporting is designed to avoid inaccuracies that would require clawback of compensation, and (iv) generally do not pay compensation in excess of $500,000 to any executive officer.  Accordingly, we did not foresee much impact of these regulations on our compensation policies.

In February 2009, however, the United States Congress passed, and President Obama signed on February 17, 2009, the American Recovery and Reinvestment Act of 2009—the “Stimulus Bill” —which imposes further limitations on the form of compensation we may pay as a recipient of TARP funds.  In particular, in addition to the requirements under the Stabilization Act, the Stimulus Bill will, once fully implemented:

•
prohibit any payment to any of our named executive officers or to the five most highly paid employees, for their departure from Heartland for any reason, except for payments for services performed or benefits accrued (this requirement will be more fully discussed in the section entitled Potential Payments upon Termination or Change in Control);

•
prohibit us from paying or accruing any bonus, retention award, or incentive compensation to our five most highly compensated employees, except that we may issue restricted stock that has a value not exceeding 1/3 of the salary of the employee and that does not vest until the TARP funds are repaid;

•
require us to adopt a policy regarding "excessive or luxury expenditures," including expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or any other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business; and

•	require us to submit our executive compensation to a non-binding shareholder vote at the annual meeting.

    As of the date of this proxy statement, no regulations clarifying the extent of these limitations, and the time periods to which they apply, had been adopted.  Because the regulations and interpretations do not yet exist, we cannot formulate a comprehensive 2009 compensation plan and may need to alter the plan as new regulations are issued. As more information/regulations are provided, the compensation/nominating committee, in conjunction with FWCC, will develop and establish an appropriate executive compensation plan that complies with the compensation guidelines in both TARP and the Stimulus Bill, and that is both balanced and competitive in view of the prohibition on incentive compensation under the Stimulus Bill and the historically lower base salaries of Heartland executives as compared to peers.

Accordingly, the following description of our compensation plan components, particularly as they apply to 2009 and future years during which the preferred stock we sold to the Treasury remains outstanding, has not yet been adjusted to deal with the far reaching implications of the Stimulus Bill on our compensation policies.

    Stock Ownership and Retention Guidelines. To reinforce our philosophy of equity ownership for executives and to further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our executives, including the presidents of our bank subsidiaries. The stock ownership requirements vary based upon position, and for our named executive officers, range from 30,000 to 100,000 shares. Executives subject to our ownership policy are required to retain a portion of shares received from equity awards until the guideline level is attained. Currently all named executive officers exceed these ownership guidelines.

    Compensation Factors. Individual and corporate performance objectives for executive officers are set annually.  The compensation/nominating committee works with the chief executive officer to review strategic objectives and performance targets for each individual as well as the appropriateness of the financial measures used in incentive plans and the potential to achieve such performance targets.

Corporate Performance. The compensation/nominating committee looks at a number of corporate measures in making compensation determinations, including achievement of our confidential 1-year and 5-year plans, asset growth, return on equity and earnings per share, and comparison to our established peer group described below. The compensation/nominating committee utilizes asset growth and return on equity as well as earnings per share in making determinations regarding equity-based compensation. The committee believes these factors provide the best measure of Heartland’s performance.  Additionally, consideration is also given to a broad overview of financial performance ratios of Heartland as compared to a peer group. Such ratios include, but are not limited to, net interest margin, non-performing assets/loans, net charge-offs, net overhead and stock performance.

Individual Performance. When determining compensation, the compensation/ nominating committee also looks at individual performance factors such as performing exceptional work, potential for future growth with Heartland, planning/budgeting capabilities, mentoring and motivation and capacity for vision and leadership.

Peer Comparison.  The compensation/nominating committee believes it is appropriate to establish compensation levels based upon comparisons to a peer group. The compensation/nominating committee believes there are a variety of forces that constitutes significant factors to be considered in crafting appropriate compensation levels, such as competitive pressure, development and retention of valuable officers and employees, and creation of an excellent working environment and, accordingly, looks to peer data as developed by FWCC to provide meaningful information to be considered in the design of compensation programs.

As established, the peer group consists of similar-sized, publicly traded bank holding companies in the Midwest and Western United States. The compensation/nominating committee, with the assistance of FWCC, annually reviews and approves the peer group and establishes appropriate and competitive ranges of short and long-term compensation based upon the median of the peer group. Various components of executive compensation (i.e., base salary, bonus, options, retirement plans and other benefits) are compared to the peer group median for similar positions. In addition, information on the usage of shares and related dilution levels for equity incentives is also obtained and reviewed with the compensation/nominating committee.

The companies included in the peer group are reviewed and updated annually and may change based upon size, merger and acquisition activity as well as the recommendation of consultants such as FWCC.  The companies included in the 2008 analysis included Capitol Bancorp, CoBiz, First State Bancorporation, Glacier Bancorp, Main Street Trust, Mercantile Bank, Midwest Bank Holdings, National Penn Bancshares, Old Second Bancorp, Prosperity Bancshares, S&T Bancorp, S.Y. Bancorp, Sterling Bancshares, Umpqua Holdings and West Coast Bancorp.  We believe that we compete primarily with financial institutions of similar size and that compensation varies with geography.  This group is intended to include financial institutions and financial institution holding companies that remain similar in size and geographic coverage to Heartland.

Overall, our goal has historically been to pay total cash compensation (base salary plus bonus) near the median of the peer group for comparable positions and performance. To reinforce our pay-for-performance philosophy, base salaries have generally been below the comparable peer median for salaries. Incentive compensation has generally been above the peer median, given comparable positions and performance.  With the constraints placed on the form of compensation we may provide, we may be required to make adjustments for 2009 in the base salaries of our five most highly paid employees, including our executive officers if included in that group.

A historical review of our compensation for the executive officers indicated that as of December 31, 2003, total cash compensation for our executive officers was substantially below that of the peer group. Given the competitive gap between Heartland and market median pay levels for the top five officers identified in 2003, the compensation/nominating committee developed a multi-year plan for bringing officer pay levels to market levels consistent with our philosophy of emphasizing variable compensation tied to performance.  As of 2008, base compensation has increased, but remains somewhat below the median level of the peer group. Total compensation (salary, bonus and long-term equity incentives) has increased as well for executive officers, but remains below median peer levels, and has remained so for the past two years.  With lower performance in 2008 due to economic conditions and the overall economic decline, we continue to believe that executive compensation must not only be reflective of those conditions, but also set the standard and tone for all employees.

Targeted Compensation Levels. Based upon Heartland’s performance, individual performance, benchmarking, historical compensation levels, competitive peer practices, and industry conditions, the compensation/nominating committee establishes total compensation levels for each of the executive officers. These determinations are guided by the compensation philosophy described above.

Performance Pay.  In setting targeted total compensation levels, the compensation/ nominating committee determines the proportion of total compensation that will be performance-based pay. Performance-based pay, in general, includes cash bonuses for the achievement of specific performance objectives and equity-based compensation, the value of which is based upon specific financial performance measures and long-term appreciation in price. For 2009, we may be required to eliminate performance pay for our highest paid employees and to adjust base salaries.

Elements of Compensation.     Historically, there have been four components to our executive officers’ compensation: base salary, cash bonus, equity compensation and additional benefits.

Base Salary. Base salary is an important component of executive compensation because it provides executives with a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution among executives. The determination of base salaries is based upon the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established for the executive. Additionally, past performance, internal pay equity and comparison to competitive salary practices in the peer group are also considered. The compensation/nominating committee looks at the median base salary of executives in similar positions in peer group bank holding companies and compares our corporate performance with that of the peer group. The compensation/nominating committee, with the help of FWCC, establishes an appropriate base salary for each of the executive officers, which is set at a level lower than the peer group median to allow for a significant percentage of the total compensation to be performance-based pay.

The salaries of Messrs. Fuller and Schmidt were not increased in 2008, but instead remained at the same level as their salaries for 2007. In part, at the suggestion of Messrs. Fuller and Schmidt, the compensation/nominating committee determined to defer increases in the salaries for our two most highly compensated executives until economic conditions improve and we are able to return to the level of sustained, substantial growth we had maintained before 2007.

Nevertheless, Heartland’s performance in 2008, while impacted by the economic downturn across the country, still compared favorably to much of the industry and the compensation/nominating committee made determinations with respect to other executives designed to reflect their contributions.  The salaries of Messrs. Everts, Horstmann and Erickson were increased between 6.7% and 8.9% in 2008 to reflect their increased responsibilities with Heartland.

In October of 2008, Messrs. Fuller and Schmidt suggested, and the compensation/nominating committee agreed, that 2009 salaries for all officers currently being paid over $60,000 per year, including the named executive officers, be frozen at their 2008 levels.  Given current economic conditions, we believe that compensation of all officers must be reflective of the economy.

Performance-Based Bonus Plan.  Under SEC disclosure rules, what Heartland has historically reported as bonus compensation is reported as non-equity incentive plan compensation, and accordingly, bonus compensation shall be reported as such in the compensation tables. We will, however, for purposes of continuity and simplicity, continue to refer to such compensation in this discussion as bonus. The bonus plan is designed to incentivize executives to achieve the 1-year and 5-year plans. The plan annually offers participants, including executive officers, the opportunity to earn a cash bonus for the achievement by Heartland of targeted goals for asset growth and return on equity (“ROE”). If the required level of achievement is reached, the participants will earn cash bonuses as calculated by a formula explained in the following paragraph.

The bonus calculation is comprised of two components:

•
70% is based upon earnings and growth of assets for the calendar year relative to the 5-year plan. This 70% of the bonus is further broken down into two components: 70% based upon achievement of ROE goals, and 30% on achievement of growth in asset goals. In order to achieve a 100% score for this component, the ROE for 2008 needed to be 16.38% and assets needed to reach $4.1 billion.  A score of 100% in this component (ROE plus asset growth equal to the 5-year plan) would earn 70% of the targeted bonus; and

•
The remaining 30% is comprised of an individual score based on the individual’s performance against previously established criteria. For the individual score, the payout can be anywhere from 85% to 115%. Historically, this score has been somewhat discretionary as the factors are not entirely objective (potential for growth, planning/budgeting, mentoring and motivation, vision and leadership).  Additionally, the score is based on a wide range of financial performance measures and ratios.

The compensation/nominating committee believes that such weighting solidifies the alignment of the officers’ interests with our objectives of growth in assets that generate long-term return. By focusing on the 5 - year plan, the weighting discourages the accumulation of risky interest earning assets that generate a short-term return.  As described earlier, the compensation/nominating committee believes that the combination of somewhat below peer salaries with somewhat above peer bonuses encourages the long-term best efforts from the officers.  As noted in the beginning of this discussion, however, the compensation/nominating committee may need to alter this program to comply with the Stimulus Bill for future years, including 2009.

Our named executive officers are assigned a bonus objective under the plan which varied, for 2008, from $65,000 for Mr. Everts to $283,000 for Mr. Fuller.  An executive is entitled to bonuses at year end based on the level of achievement of financial and performance goals multiplied by this target.

During 2008, a number of significant events over which our officers had no control impacted the financial services industry generally that were not contemplated or otherwise considered by the compensation/nominating committee when the 2008 performance measures and target were set.  In determining whether executives achieved the goals established for the 2008 bonus plan, the compensation/nominating committee also considered the unprecedented economic difficulty in several of the markets in which Heartland banks operate, the unprecedented decline in real estate values in many of those markets, and other highly unusual events.

With the encouragement of management, when it considered whether executives were entitled to bonuses at year end, the compensation/nominating committee determined that no payments would be made for the 30% of targeted bonuses based on individual performance goals.  Nevertheless, in view of the market environment difficulties faced and the above average financial performance achieved by Heartland, the compensation/nominating committee exercised its discretion to grant bonuses based on the financial metrics it had set, even though an 8% return on equity threshold had not been achieved.

Heartland’s financial performance met the financial performance metrics based on growth in assets and return on equity at 46% of plan. Because this portion represented 70% of the targeted bonus payments, the compensation/nominating committee authorized bonus payouts of 32% of the target for each executive except Mr. Horstmann, whose plan is described below.  Consistent with this payout, we paid bonuses to Messrs. Fuller of $91,679, Mr. Schmidt of $44,058, Mr. Erickson of $40,494 and  Mr. Everts of $20,733 respectively. Because Heartland’s ROE did not exceed 10%, but net income, return on tangible equity, commercial and agricultural loan growth and average demand and savings growth of Dubuque Bank and Trust Company met or exceeded 100% of required levels, Mr. Horstmann earned 67% of the maximum payout possible.

As President of Dubuque Bank and Trust Company, as well as an executive officer of Heartland, Mr. Horstmann’s bonus calculation varies from the other four executive officers in the following manner:

•	20% is based upon Heartland’s ROE for the calendar year. A score of 100% in this component would require Heartland to achieve a 12% ROE;
•
40% is based upon Dubuque Bank and Trust Company’s net income and return on average tangible common equity for the calendar year.  A score of 100% would require Dubuque Bank and Trust Company to achieve its earnings goal for the year and return on average tangible common equity must exceed 14.00%;

•
20% is based upon achievement of Dubuque Bank and Trust Company’s commercial and agricultural loan growth goals. A score of 100% would require Dubuque Bank and Trust Company to achieve $60.0 million in additional commercial and agricultural loans outstanding from the December 31, 2007 balances; and

•
20% is based upon achievement of Dubuque Bank and Trust Company’s demand and savings deposit growth goals. A score of 100% would require Dubuque Bank and Trust Company to achieve $11.0 million in additional year-to-date average demand and savings deposits over the year-to-date average December 31, 2007 balances.

In 2008, if Heartland’s ROE did not exceed 10% and if Dubuque Bank and Trust Company achieved annual tangible return on equity equal to or in excess of 12%, Mr. Horstmann’s incentive bonus payout could have been reduced by as much as 50%. If Heartland’s ROE did not exceed 10% and if Dubuque Bank and Trust Company achieved an annual tangible return on equity of less than 12%, Mr. Horstmann’s incentive bonus payout could have been reduced by as much as 100%.

The 2008 bonus for all the named executive officers is paid in two parts: 1) the first installment of 70% is paid in January 2009, which coincides with the availability of year-end financial results, and 2) the second installment of 30% is paid on or before March 15,2009.

Equity Compensation. The compensation/nominating committee believes that equity compensation is an effective way of creating a long-term link between the compensation provided to officers and other key management personnel with gains to be realized by stockholders. The equity compensation program is also intended to support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders. In addition, the compensation/nominating committee believes that equity compensation provides balance to the overall compensation program, with the bonus program focusing on the achievement of year-to-year goals, while equity compensation creates incentives for increases in stockholder value over a longer term. The equity compensation program for executives includes performance-based restricted stock and non-qualified stock options.

Performance-Based Restricted Stock.   Performance-based restricted stock directly supports our goal of increasing earnings per share and assets. Under Heartland’s 2005 Long-Term Incentive Plan approved by stockholders in 2005, a percentage of the restricted shares granted under the plan may be earned each year through 2009 based upon the cumulative attainment of the overall 5-year performance goal ending on December 31, 2009. The number of performance-based restricted shares granted to each executive officer is based upon the executive’s position, scope of responsibility and ability to affect profits and shareholder value as well as the executive’s past performance and market practices.

Under the awards, the restricted shares are earned if cumulative diluted earnings per share equal or exceed $7.63 per share and total assets equal or exceed $4.0 billion. These goals are also weighted 70% based on diluted earnings per share and 30% on asset growth. Beginning on December 31, 2005, and each December 31 thereafter through 2009, the actual growth in earnings and assets will be compared to our 5-year plan and if the cumulative plan objectives through the year have been achieved then that one-fifth portion of the awarded shares will be considered earned. Earned shares will become vested upon the two-year anniversary of the date earned only if the executive is employed through such two-year period, the targeted performance measures are met or exceeded on the vesting date, and certain regulatory events have not occurred. If the targeted performance measures are not met or exceeded on the vesting date, the shares will not be vested. The earned shares are registered in the name of the executive but are retained by Heartland during the restricted period. The executive is entitled to vote the earned shares but will not receive dividends on the earned shares until vested.  Shares earned based on 2008 performance will be subject to the additional two-year service period and related conditions, as described above. Shares for the 2006 performance period vested in January 2009 upon authorization by the compensation/nominating committee.

As reported in the following compensation tables, year-end 2008 financial results indicate that 68% of the total performance-based restricted awards have been earned in 2005, 2006, 2007 and 2008 for each of the executive officers, other than Mr. Horstmann who earned 82% in the same time period. As President of Dubuque Bank and Trust Company, as well as an executive officer of the Heartland, Mr. Horstmann’s earned shares vary from the other four executive officers because 50% of his award is based on his bank’s performance. The performance thresholds for Mr. Horstmann’s bank are based on growth in assets and earnings as a function of the 5-year plan taking into consideration the bank’s current market and its own specific growth potential.

Non-qualified Stock Options.  Non-qualified stock options are also utilized as an equity compensation vehicle. The value received by the executives from a non-qualified stock option is based upon the growth of the stock price above the option price. Historically, stock options share the following features:

•	the term of the option does not exceed 10 years;
•	the grant price is not less than the market price on the date of the grant;
•	grants do not contain “reload” provisions;
•	option re-pricing is prohibited;
•	grants are determined as soon as possible after the end of the fiscal year; and
•	non-qualified stock options are historically provided in a much smaller amount to the executive officers who have received performance-based restricted stock.

The factors affecting the amount of the options are: 1) individual performance; 2) internal pay equity; and 3) the need to be competitive with similar positions in other publicly traded companies in the Midwest and West. The non-qualified options granted to employees must be exercised within ten years of the date of grant and become exercisable in three equal portions on the third, fourth and fifth anniversaries of the date of grant. Options not exercised by the tenth anniversary of the date of grant are forfeited.

The compensation/nominating committee historically had taken the position that the exercise price of non-qualified stock options granted for the current year should be no less than the price established for Heartland common stock to be purchased through the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan during the same calendar year.  The options granted in 2008 were granted at the market price as of the date of the grant, as the market price exceeded the price utilized for the employee stock plan for 2008.  Additionally, the compensation/nominating committee has historically monitored the overhang for all equity awards, both currently granted and outstanding, as well as ungranted shares which can be issued under the plan, to be no greater than that of comparable bank holding companies. In 2008, the committee established that the exercise price of non-qualified stock options was the closing price as of the date of the grant.  As in prior years, in no instance can the exercise price of non-qualified stock options granted for the current year be less than the price established for Heartland stock purchased through the Heartland Financial USA Inc. 2006 Employee Stock Purchase Plan during the same calendar year.

The philosophy for the allocation of non-qualified stock options is to provide a proportionately larger allocation to executives not participating in the performance-based restricted stock program. In 2008, we awarded stock options to purchase an aggregate of 164,400 shares of Heartland common stock to 118 employees.

Other Compensation and Benefits. We have historically provided perquisites and other types of non-cash benefits on a very limited basis in an effort to avoid an entitlement mentality, reinforce a pay-for-performance orientation and minimize expense. Such benefits, when provided, can include the use of a company-owned automobile, payment of 50% of country club or social club dues and additional life insurance. In keeping with our philosophy of limited usage, the value of these benefits is, in aggregate, below the SEC rule ($10,000 per individual) requiring disclosure, except for Messrs. Schmidt and Horstmann who received compensation under the Executive Life Insurance Bonus Plan in the amounts of $10,540 and $27,295 respectively.

Heartland is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at various Heartland locations, particularly in the West and Southwest, and to provide transportation for Heartland executives to business meetings. The aircraft is also used to transport Heartland executives, directors, major stockholders and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit. On occasion, an executive officer or director’s family member may board a flight if an empty seat is available on a regularly scheduled business flight. We believe such usage does not create any incremental cost to Heartland.

Executive officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees. Health insurance is provided to all full-time employees. We pay approximately two-thirds of the annual health insurance premium and employees pay the balance through payroll deductions. We offer several types of coverage so that each employee has the choice of subscribing to the program that best accommodates the employee’s needs.

The Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan was adopted and approved by stockholders in 2005 and is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan generally allows employees of Heartland and its subsidiaries, including Heartland’s executive officers, to purchase shares of our common stock. Maximum participation in the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan is 15% of annual cash income, with a maximum of $25,000 of stock per annum. This benefit is available to all employees who are employed on the anniversary of the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan’s effective date, which is January 1 of each calendar year. Participation is through payroll deduction. The price of stock purchased through the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan has been established by the compensation/nominating committee to be 100% of fair market value on the first day of the offering period. In 2007, the fair market value was the weighted average market price of Heartland stock that was traded over the open market in the five days prior to the last business day of the year.  Beginning in 2008, the fair market value on the first day of the offering period is the closing price on the last business day of the year prior to the first day of the offering period.

Our retirement income program for employees consists of a qualified defined contribution program. The program provides for a 2% matching contribution when the employee contributes at least 3% of the employee’s salary. The program will provide a 2/3 match for any employee contribution of less than 3% of salary. Heartland also provides for a discretionary profit sharing program that is generally available to employees.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or granted to our chief executive officer, our chief financial officer and to each of the other three most highly compensated executive officers of Heartland or our subsidiaries for the fiscal years ended December 31, 2008, 2007 and 2006:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total Compensation
Lynn B. Fuller President and Chief Executive Officer of Heartland	2008 2007 2006	$330,000 $330,000 $318,000	$ 35,387 $106,890 $106,890	$ 46,478 $180,895 $ 65,611	$ 91,679 $140,000 $215,459	$ 14,398 $ 18,586 $ 26,422	$517,942 $776,371 $732,382
John K. Schmidt Executive Vice President, Chief Operating Officer & Chief Financial Officer of Heartland	2008 2007 2006	$244,500 $244,500 $235,000	$ 14,155 $ 42,756 $ 42,756	$ 40,486 $ 43,954 $ 39,618	$ 44,058 $ 78,200 $101,548	$ 24,938 $ 18,586 $ 26,422	$368,137 $427,996 $445,344
Kenneth J. Erickson Executive Vice President of Heartland	2008 2007 2006	$220,000 $202,000 $194,000	$ 7,077 $ 21,378 $ 21,378	$ 12,340 $ 42,336 $ 17,818	$ 40,494 $ 62,496 $ 76,824	$ 14,398 $ 18,586 $ 26,422	$294,309 $346,796 $336,442
Douglas J. Horstmann Senior Vice President of Heartland	2008 2007 2006	$195,000 $180,000 $170,000	$ 6,635 $ 20,042 $ 20,042	$ 15,417 $ 22,220 $ 13,835	$ 49,000 $ 44,100 $ 52,828	$ 41,693 $ 18,586 $ 26,422	$307,745 $284,948 $283,127
Edward H. Everts Executive Vice President of Heartland	2008 2007 2006	$175,000 $164,000 $157,000	$ 6,635 $ 20,042 $ 20,042	$ 8,804 $ 32,075 $ 14,464	$ 20,733 $ 33,699 $ 45,918	$ 13,065 $ 17,339 $ 24,701	$224,237 $267,155 $262,125

(1)           Includes amounts deferred at the discretion of the executive officer under our retirement plan.

(2)           The amounts shown are calculated based upon FAS 123R and equal the compensation cost recorded on our consolidated statement of income for the respective year. Under FAS 123R, a pro-rata portion of the total expense at the time the restricted stock awards are granted is recognized over the applicable service period. For further discussion on the calculation of the compensation costs recorded under FAS 123R, see footnote seventeen to our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006. The amounts reported in this column relate to restricted stock grants originally made on May 18, 2005. The original total cost of these awards was based on the number of shares awarded and the fair market value of Heartland’s common stock on the date of grant.

(3)           The amounts shown are calculated based upon FAS 123R and equal the compensation cost recorded on our consolidated statement of income for the respective year. Under FAS 123R, a pro-rata portion of the total expense at the time the grant is made is recognized over the applicable service period, generally corresponding with the vesting schedule of the grants. For further discussion on the calculation of the compensation costs recorded under FAS 123R, see footnote seventeen to our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006. For 2008, the amounts in this column relate to option grants made annually from 2003 through 2008.  For 2007, the amounts in this column relate to option grants made annually from 2002 through 2007.  For 2006, the amounts in this column relate to option grants made annually from 2001 through 2006. The original cost of these grants was based on the fair value of the option grants as estimated using the Black-Scholes pricing model.

(4)           The amounts shown represent amounts received under our performance-based bonus plan. For prior years, these amounts were reported as bonuses. Under current reporting rules, discretionary or guaranteed bonuses are disclosed as bonuses. These payments are based on our achievement of certain performance targets and, accordingly, are now reported in this column as non-equity incentive plan compensation.

(5)           The amounts shown represent amounts contributed on behalf of the respective officer to our retirement plan. For Messrs. Fuller, Schmidt, Erickson and Horstmann, the amounts shown include a matching contribution to the 401(k) component of our retirement plan in the amount of $4,623 during 2008, $4,523 during 2007 and $4,422 during 2006. For Mr. Everts, the amount shown includes a matching contribution to the 401(k) component of our retirement plan in the amount of $4,195 during 2008, $4,219 during 2007 and $4,134 during 2006.  For Messrs. Schmidt and Horstmann, the amounts shown for 2008 include the bonus amount paid under the Executive Life Insurance Bonus Plan in the amounts of $10,540 and $27,295, respectively.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made during 2008 to the individuals named in the summary compensation table:

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)		All Other Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Options Awards(3)
		Target	Maximum
Lynn B. Fuller Performance-based bonus Stock option grants	1/24/08	$283,000	$283,000	8,000	$18.60	$38,480
John K. Schmidt Performance-based bonus Stock option grants	1/24/08	$136,000	$136,000	4,000	$18.60	$19,240
Kenneth J. Erickson Performance-based bonus Stock option grants	1/24/08	$125,000	$125,000	2,000	$18.60	$9,620
Douglas J. Horstmann Performance-based bonus Stock option grants	1/24/08	$68,250	$87,750	1,500	$18.60	$7,215
Edward H. Everts Performance-based bonus Stock option grants	1/24/08	$64,000	$64,000	1,000	$18.60	$4,810

(1)           Because there is the possibility of no incentive payout if the performance objectives are not met, the threshold amount is deemed to be zero for all the named executive officers. In addition, since Heartland’s goal is to meet all performance objectives, the target incentive for all the named executive officers, except for Mr. Horstmann, is deemed to be the same as the maximum incentive amount.

(2)           Options become exercisable in three equal portions on the day of the third, fourth and fifth anniversaries of the January 24, 2008, date of grant.

(3)           The Black-Scholes valuation model was used to determine the grant date present values. For further discussion on this calculation, see footnote seventeen to our audited consolidated financial statements for the year ended December 31, 2008. Significant assumptions include: risk-free interest rate, 3.10%; expected option life, 6 years; expected volatility, 26.96%; expected dividends, 1.99%. The ultimate value of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an executive may realize upon the exercise of an option will depend on the excess of the market value of our common stock, on the date the option is exercised, over the exercise price of the option.

Outstanding Equity Awards

The following table sets forth information concerning unexercised stock options and unvested restricted stock awards held at December 31, 2008, by the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards (1)				Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Market or Present Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)
Lynn B. Fuller	- - - 5,000 10,000	8,000 10,000 10,000 10,000 5,000	$18.60 $29.65 $21.60 $21.00 $19.48	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014	33,397	$687,644
John K. Schmidt	- - - 3,333 6,667 10,500 3,750 9,000	4,000 4,000 4,000 6,667 3,333 - - -	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $12.00	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 1/17/2010	13,359	$275,062
Kenneth J. Erickson	- - - 1,333 2,667 6,000 2,250 3,000 4,500	2,000 2,000 2,000 2,667 1,333 - - - -	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010	6,679	$137,521
Douglas J. Horstmann	- - - 1,000 2,000 4,500 1,500 3,000 3,000	1,500 1,500 1,500 2,000 1,000 - - - -	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010	5,754	$118,475
Edward H. Everts	- - - 1,000 2,000 4,500 2,250 3,000 4,500	1,000 1,500 1,500 2,000 1,000 - - - -	$18.60 $29.65 $21.60 $21.00 $19.48 $11.84 $8.80 $8.67 $12.00	1/24/2018 1/16/2017 2/06/2016 2/10/2015 1/20/2014 1/21/2013 1/15/2012 6/01/2011 1/17/2010	6,262	$128,935

(1)           The schedule below reflects the vesting dates for the option awards outstanding as of December 31, 2008:

Grant Date	Expiration Date	One-third Vests On Each Of:
1/24/2008	1/24/2018	January 24, 2011, January 24, 2012 and January 24, 2013
1/16/2007	1/16/2017	January 16, 2010, January 16, 2011 and January 16, 2012
2/06/2006	2/06/2016	February 6, 2009, February 6, 2010 and February 6, 2011
2/10/2005	2/10/2015	February 10, 2008, February 10, 2009 and February 10, 2010
1/20/2004	1/20/2014	January 20, 2007, January 20, 2008 and January 20, 2009
1/21/2003	1/21/2013	January 21, 2006, January 21, 2007 and January 21, 2008
1/15/2002	1/15/2012	January 15, 2005, January 15, 2006 and January 15, 2007
6/1/2001	6/1/2011	June 1, 2004, June 1, 2005 and June 1, 2006
1/17/2000	1/17/2010	January 17, 2003, January 17, 2004 and January 17, 2005

(2)           The amounts in this column were calculated using a per share value of $20.59, the closing market price of a share of Heartland common stock on December 31, 2008, the last business day of the year.

(3)           Pursuant to the terms of the awards, the restricted shares shall be earned upon the attainment of pre-established earnings and asset growth targets, which are consistent with the primary goals of Heartland’s current 5-year plan. The performance measures for all the listed executives, except Mr. Horstmann, are based upon the performance of Heartland as a whole. For Mr. Horstmann, a portion of the performance measure is based upon the performance of Heartland as a whole and a portion is based upon the performance of Dubuque Bank and Trust, the bank subsidiary of which he is president. On December 31 of each year beginning in 2005 and ending in 2009, the actual growth in earnings and assets will be compared to the pre-established targets and that portion of the awarded shares will be considered earned. Shares earned as of December 31, 2005, and vested on January 24, 2008, were 6,603 for Mr. Fuller, 2,641 for Mr. Schmidt, 1,321 for Mr. Erickson, 1,746 for Mr. Horstmann and 1,238 for Mr. Everts. Shares earned as of December 31, 2006, and vested on January 20, 2009, were 7,551 for Mr. Fuller, 3,021 for Mr. Schmidt, 1,510 for Mr. Erickson, 1,399 for Mr. Horstmann and 1,416 for Mr. Everts. Shares earned as of December 31, 2007, were 7,408 for Mr. Fuller, 2,963 for Mr. Schmidt, 1,482 for Mr. Erickson, 1,772 for Mr. Horstmann and 1,389 for Mr. Everts.  Shares earned as of December 31, 2008, were 5,617 for Mr. Fuller, 2,247 for Mr. Schmidt, 1,123 for Mr. Erickson, 1,246 for Mr. Horstmann and 1,053 for Mr. Everts.  Shares earned will become vested upon the two-year anniversary of the date earned only if the executive is employed through such two-year period, the targeted performance measures are met or exceeded on the vesting date and certain regulatory events have not occurred. The awarded shares have been registered in the name of the executive but are retained by Heartland during the restricted period. The executive is entitled to vote the awarded shares but will not receive any dividends on the awarded shares until vested.

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option awards exercised and restricted stock awards vested during 2008 for the named executive officers:

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	# of Shares Acquired on Vesting	Value Realized upon Vesting (2)
Lynn B. Fuller	23,250	$212,475	6,603	$122,816
John K. Schmidt	25,000	$298,390	2,641	$49,123
Kenneth J. Erickson	18,000	$197,640	1,321	$24,571
Douglas J. Horstmann	-	$-	1,746	$32,476
Edward H. Everts	18,000	$148,140	1,238	$23,027

        (1)           The amounts in this column were calculated by subtracting the exercise price per share from the market value per share of Heartland common stock on the date of exercise.

        (2)           The amounts in this column were calculated by multiplying the number of vested shares by the market value per share of Heartland common stock on January 24, 2008, the date such shares vested.

Potential Payments upon Termination or Change in Control

As discussed earlier in this document, our participation in the TARP Capital Purchase Program requires us to abide by certain compensation restrictions which will apply so long as we hold TARP funding.  See “The Impact of Recent Legislation on our Compensation Programs and Policies” in our Compensation Discussion and Analysis.  Additionally, the Stimulus Act prohibits any payments to our named executive officers for departure from Heartland for any reason, except payments for services rendered or benefits accrued.

The following discussion and table provide an overview and an estimate of payments that would be made under existing programs available to the named executive officers in the event of departure from Heartland, assuming in all cases that the preferred stock we issued under the TARP Capital Purchase Program has been redeemed or is no longer held by the United States Department of the Treasury.  If the preferred stock remains outstanding and held by the Department of the Treasury, we would not be allowed to make the payments discussed below for termination upon change in control under the Stimulus Act.  The impact of the Stimulus Act upon the remaining programs available in the event of departure from Heartland will be determined as further clarification is provided by federal regulators.

Payments Made Upon Death.  Heartland has a Split-Dollar Life Insurance Plan and Executive Supplemental Life Insurance Plan that provides a death benefit to the designated beneficiaries of the officers who have been enrolled in the plans; generally only those officers who are in a position of Vice President or higher and have provided at least three years of service to Heartland. The combined death benefit under the plans is two times current compensation (salary plus bonus or commission) not to exceed $1,000,000. This benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control at a benefit level that is locked at two times compensation as in effect as of the date of termination. On December 31, 2007, Heartland terminated participation in these life insurance plans for officers not qualifying for the early retirement provisions. Included in this terminated group were Messrs. Schmidt and Horstmann. An executive life insurance bonus plan was adopted by Heartland for all the officers whose participation in the split-dollar life insurance plans had been terminated. The bonus plan provides for a bonus amount equal to the annual premium on a life insurance policy purchased for the officer, plus an amount equal to 40% of the annual premium amount. The annual premium amount will be paid directly to the insurance company and the 40% amount will be paid directly to the employee to help cover the taxes associated with the reporting of the premium payment as additional compensation. The policies were designed to provide a death benefit equal to two times salary at December 31, 2007, with annual increases of 5% per year until retirement at age 65. Additionally, the policies were designed for premium payments until age 65 for continued coverage through age 80 with no premium payments after age 65. Under this new plan, there will be no continuation of premium payments by Heartland after the employee has left employment with Heartland for any reason other than disability or change in control. The employee is the owner of the policy and may continue premium payments or cash out the policy upon leaving the employment of Heartland.

Payments Made Upon Disability.  All full-time employees and officers of Heartland, after six months of employment, are eligible for a long-term disability benefit. The benefit begins after 90 days of total disability. The monthly benefit amount for all full-time officers of Heartland is 66 2/3 percent of monthly earnings with a maximum monthly benefit amount of $7,000. The monthly payments continue until the participant dies, ceases to have a disability or reaches age 65. The benefit includes an annual increase and a survivor benefit of one lump sum payment equal to three times the employee’s last full monthly benefit.

If employment of any of our officers who have received equity awards is terminated due to disability, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 12 months of the date of disability. Additionally, the terms of our standard restricted stock agreement provide that, upon termination due to disability, all earned shares become fully vested and any unearned shares are forfeited.

The executive life insurance plan, under which Messrs. Schmidt and Horstmann are participants, requires a lump sum premium payment sufficient to provide the scheduled death benefit at the date of disability until age 80.  Additionally, the participant is to be paid an amount equal to 40% of such lump sum payment.  Notwithstanding the foregoing, the lump sum payment will not exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Retirement.  If employment of any of our officers who have received equity awards is terminated due to retirement, as defined within the plan, the terms of our standard stock option agreement provide that the options become fully exercisable and expire if not exercised within 6 months of the date of retirement. Additionally, the terms of our standard restricted stock agreement provide that, upon termination due to retirement, all earned shares become fully vested and any unearned shares continue to be subject to the earning provisions as if the officer had continued employment with Heartland. The definition of retirement for stock options granted prior to 2008 and all restricted stock awards is on or after the date (i) the officer reaches the age of 55 and has provided 10 years of service to Heartland or (ii) the officer retires pursuant to the provisions of Heartland’s retirement plan, which is currently at age 65. For stock options granted in 2008 and thereafter, the definition of retirement is on or after the date the officer reaches the age of 65 and has provided 10 years of service to Heartland.  As of December 31, 2008, Messrs. Fuller, Erickson, Everts and Horstmann qualified for retirement under the stock options granted prior to 2008 and under all the restricted stock awards.

Payments Made Upon Change In Control.  In July of 2007, we entered into Change in Control Agreements with certain officers of Heartland, including each of the named executive officers.  These agreements replaced prior agreements which expired on December 31, 2004. The new agreements are intended to support the best interests of stockholders by providing reasonable and fair benefits to the named executive officers in the event of a change in control of Heartland.  The terms of the agreements provide that officers will receive a payout ranging from 1 to 2 times the sum of their salary plus bonus and retirement contribution, and continuation of insurance benefits from 12 to 24 months.  The agreements do not provide for the payment of “gross-ups” in order to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements. The agreements will only take effect under the following circumstances: (i) the acquisition by a person of 51% or more of Heartland’s voting securities; (ii) non-incumbent directors becoming a majority of the Board; (iii) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (iv) the liquidation or dissolution of Heartland.

Our standard stock option and restricted stock agreements contain terms that provide for the acceleration of the vesting of any unvested stock options or shares of restricted stock upon a change in control. Under the standard stock option agreement, the options become fully exercisable and expire if not exercised within 6 months of the date of a change in control. Under the standard restricted stock agreement, all earned shares vest immediately. Unearned shares also vest immediately if the restricted stock agreement is not fully assumed in the change in control. To the extent the restricted stock agreements are assumed, any unearned shares will vest immediately upon the officer’s termination of employment (i) by the successor entity for any reason other than cause at any time following the change in control or (ii) by the officer for good reason within 24 months of the change in control.

The executive life insurance bonus plan, under which Messrs. Schmidt and Horstmann are participants, requires a lump sum premium payment sufficient to provide the scheduled death benefit at the date of the change in control until age 80.  Additionally, the participant is to be paid an amount equal to 40% of such lump sum payment.  Notwithstanding the foregoing, the lump sum payment will not exceed an amount that would cause the life insurance to cease to be a “life insurance” contract under Section 7702(a) of the Internal Revenue Code.

Payments Made Upon Termination.  If the employment of any of the named executive officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue to him or be paid to him and any non-equity incentive plan compensation for the year would be forfeited.

Under the standard stock option agreement, the involuntary termination of employment by any of the named executive officers will trigger the forfeiture of all vested and unvested stock options. If termination of employment is voluntary and the officer does not compete with Heartland, all vested stock options must be exercised within 6 months of the termination of employment and all unvested stock options are forfeited. In the case of a voluntary or involuntary termination of employment of any of the named executive officers, any unvested, earned or unearned, shares of restricted stock will be forfeited.

The following table shows potential payments to the named executive officers upon disability, death, retirement or termination upon a change in control of Heartland.  The amounts shown assume that termination was effective as of December 31, 2008, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2008.  The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(4)	Payments Upon Change In Control(5)
Lynn B. Fuller	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$1,067,342
	Health/Welfare Benefits(1)	$-	$-	$-	$25,754
	Value of Acceleration:
	Stock Options(2)	$32,570	$32,570	$16,650	$21,470
	Stock Awards(3)	$423,680	$423,680	$687,644	$687,644
	Split-Dollar Life Insurance	$1,000,000	$-	$-	$-

John K. Schmidt	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$614,702
	Health/Welfare Benefits(1)	$-	$94,710	$-	$117,245
	Value of Acceleration:
	Stock Options(2)	$232,458	$232,458	$-	$11,660
	Stock Awards(3)	$169,476	$169,476	$-	$275,062
	Life Insurance	$692,096	$-	$-	$-

Kenneth J. Erickson	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$465,651
	Health/Welfare Benefits(1)	$-	$-	$-	$16,916
	Value of Acceleration:
	Stock Options(2)	$161,863	$161,863	$157,883	$5,460
	Stock Awards(3)	$84,728	$84,728	$137,521	$137,521
	Split-Dollar Life Insurance	$564,992	$-	$-	$-

Douglas J. Horstmann	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$258,312
	Health/Welfare Benefits(1)	$-	$155,505	$-	$166,782
	Value of Acceleration:
	Stock Options(2)	$124,905	$124,905	$121,920	$4,095
	Stock Awards(3)	$90,946	$90,946	$118,475	$118,475
	Life Insurance	$465,656	$-	$-	$-

Edward H. Everts	Annual Base Pay	$-	$84,000	$-	$-
	Cash Severance(1)	$-	$-	$-	$346,239
	Health/Welfare Benefits(1)	$-	$-	$-	$19,135
	Value of Acceleration:
	Stock Options(2)	$145,638	$145,638	$143,648	$3,100
	Stock Awards(3)	$79,436	$79,436	$128,935	$128,935
	Split-Dollar Life Insurance	$417,398	$-	$-	$-

(1)           The amounts reflected on these lines will be paid in equal monthly payments for the number of months specified for each as follows:  Mr. Fuller – 24 months, Mr. Schmidt – 21 months, Messrs. Erickson and Everts – 18 months and Mr. Horstmann – 12 months.  None of the severance amounts were reduced to avoid exceeding the 280G limitation.  The health/welfare benefits amounts for Messrs. Schmidt and Horstmann include the payments required under the executive life insurance bonus plan.

(2)           The amount computed for the stock options was determined by multiplying the difference between the closing market price of a share of our common stock on December 31, 2008, ($20.59) and the exercise price per share for that option by the number of shares subject to that option.  Included in this calculation were only the shares that had an exercise price that was less than $20.59, the closing market price of a share of our common stock on December 31, 2008

(3)           The amount computed for the stock awards was determined by multiplying the number of shares that vest by $20.59, the closing market price of a share of our common stock on December 31, 2008. .

(4)           For the purposes of this calculation, it is assumed that all shares will be earned even though they continue to be subject to the earning provisions as if the officer had continued employment with Heartland.

(5)           For the purposes of this calculation, it is assumed that the restricted stock agreements are not fully assumed in the change in control and, therefore, all shares immediately vest.

Director Compensation

The following table shows the compensation earned by each of our directors during 2008 for service on the Heartland and its subsidiary boards:

DIRECTOR COMPENSATION
Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total
James F. Conlan	$12,625	$3,300	$15,925
John W. Cox, Jr.	$9,150	$4,350	$13,500
Mark C. Falb	$12,975	$4,350	$17,325
Thomas L. Flynn	$14,125	$4.350	$18,475
James R. Hill	$2,350	$4,000	$6,350

 (1)           Lynn B. Fuller and John K. Schmidt are not included in this table because they are employees of Heartland and thus received no compensation for their services as a director.  The compensation they received as employees is show in the Summary Compensation Table.

(2)           The amounts in this column include fees earned or paid in cash for services as a director at one of Heartland’s bank subsidiaries.  For service on the Board of Dubuque Bank and Trust Company, Mr. Conlan received fees of $10,975, Mr. Falb received fees of $9,925 and Mr. Flynn received fees of $11,775.  For service on the Board of Galena State Bank , Mr. Cox received fees of $6,800.

(3)           This amount represents the fair value ($22.21) on May 21, 2008, the date of award and issuance.

Non-employee directors are eligible to receive incentive stock awards under the 2005 Long-Term Incentive Plan. In 2005, we began granting stock annually to each of our non-employee directors in addition to the Board fees described above. Beginning in 2008, non-employee directors are compensated for service during the period from Heartland’s regularly scheduled 2008 Annual Meeting to Heartland’s regularly scheduled 2009 Annual Meeting solely in the form of restricted shares of Heartland stock granted under the 2005 Long-Term Incentive Plan in an amount determined by the committee at its meeting on December 3, 2007.  Such shares were awarded as of the date of the 2008 Annual Meeting and shall vest on the earlier of the one year anniversary of grant or the date of the 2009 Annual Meeting.  In the event a director leaves the Board for any reason prior to any vesting date (other than due to death or disability), the committee shall retain sole discretion to determine the disposition of the unvested shares.  In the event of the death or disability of the director, the shares shall fully vest.  The following grants were approved at the December 3, 2007, compensation/nominating committee meeting:

James F. Conlan (1)                                                                            900 shares
John W. Cox, Jr.                                                                              1,000 shares
Mark C. Falb(2)                                                                                1,100 shares
Thomas L. Flynn                                                                            1,000 shares
James R. Hill                                                                                    1,000 shares

(1)           The total number of shares for Mr. Conlan has been reduced by 100 shares due to his nonparticipation on the audit/corporate governance and compensation/nominating committees.

(2)           The total number of shares for Mr. Falb includes 100 additional shares due to his service as chair of both the audit/corporate governance and compensation/nominating committee meetings.

The Board of Directors directed this change because the Board firmly believes that any compensation received by non-employee directors should be tied directly to the success of Heartland and, by extension, the success of all Heartland stockholders.

For the period January 1, 2008, until the date of Heartland’s 2008 Annual Meeting, non-employee directors were paid a fee of $950 for each board meeting attended and $700 for each committee meeting attended.  Additionally, the director acting as chairman of a board meeting or committee meeting was paid an additional $350.  These fees were paid in the form of unrestricted shares of Heartland stock calculated by dividing the dollar amount of fees earned by the price of shares of Heartland stock at market close on the date of the regularly scheduled 2008 Annual Meeting.

Compensation/Nominating Committee Report on Executive Compensation

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement for the year ended December 31, 2008.  We also certify that we have reviewed with senior risk officers of Heartland,  the incentive compensation arrangements for senior executive officers (those officers listed in the Summary Compensation Table above) and have made reasonable efforts to ensure that such arrangements do not encourage those senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Respectfully,
Mark C. Falb, John W. Cox, Jr., Thomas L. Flynn, James R. Hill

Stockholder Return Performance Presentation

The following table and graph show a five-year comparison of cumulative total returns for Heartland Financial USA, Inc., the Nasdaq Composite Index and the Nasdaq Bank Stock Index. Figures for our common stock represent inter-dealer quotations, without retail markups, markdowns or commissions and do not necessarily represent actual transactions. Heartland became listed on Nasdaq in May, 2003. The table and graph were prepared at our request by Research Data Group, Inc.

Cumulative Total Return Performance
	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Heartland Financial USA, Inc.	$100.00	$109.99	$120.66	$162.73	$106.47	$120.34
Nasdaq Composite	$100.00	$110.06	$112.92	$126.61	$138.33	$80.65
Nasdaq Bank	$100.00	$111.07	$108.58	$123.71	$97.70	$74.90

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
ASSUMES $100 INVESTED ON DECEMBER 31, 2003

$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Index Value
12/31/2003
12/31/2004
12/31/2005
12/31/2006
12/31/2007
12/31/2008
Heartland Financial USA, Inc.
Nasdaq Composite
Nasdaq Bank

*Total return assumes reinvestment of dividends

TRANSACTIONS WITH MANAGEMENT

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had transactions with us and one or more of our subsidiaries during 2008. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank’s Board of Directors in accordance with the bank regulatory requirements. Additionally, the audit/corporate governance committee charter provides that the committee will consider and approve other material non-lending transactions between a director and Heartland, including its subsidiaries, to ensure that such transactions are done at arm’s length and do not affect a director’s independence.

AUDIT/CORPORATE GOVERANCE COMMITTEE REPORT

The audit/corporate governance committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit/corporate governance committee also reviews the audited financial statements and recommends to the Board that they be included in our annual report on Form 10-K.

The audit/corporate governance committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008, with our management and KPMG LLP, our independent registered public accounting firm. The audit/corporate governance committee has also discussed with KPMG LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communications with Audit Committees).  The audit/corporate governance committee has received and discussed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant its independence.  Based on the review and discussions with management and KPMG LLP, the audit/corporate governance committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully,
Mark C. Falb, John W. Cox, Jr., Thomas L. Flynn, James R. Hill

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Accountant Fees

Audit Fees.  The aggregate amounts of fees billed by KPMG LLP during fiscal years 2008 and 2007 for its audit of our annual financial statements and for its required reviews of our unaudited interim financial statements included in our quarterly reports filed were $480,000 and $487,000, respectively.

Audit Related Fees. The aggregate amounts of audit related fees billed by KPMG LLP during fiscal years 2008 and 2007 were $11,500 and $15,500, respectively. The majority of these services were related to filings with the Securities and Exchange Commission and services related to the audits of our employee benefit and retirement plans, our employee stock purchase plan and agreed upon procedures for the participation of Heartland’s bank subsidiaries in loan programs through the Federal Home Loan Banks.

Tax Fees.  During the fiscal year 2008, KPMG LLP did not bill us for any tax related services.  During fiscal year 2007, KPMG LLP billed us $37,700 for tax related services.

All Other Fees. We did not incur any fees from KPMG LLP for fiscal years 2008 and 2007 other than the fees reported above.

The audit/corporate governance committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP to be incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the audit/corporate governance committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The audit/corporate governance committee has not adopted any formal policy concerning pre-approval of the audit and permissible non-audit services to be provided by KPMG LLP. These services include audit and audit-related services, tax services and other services. Instead, on a case by case basis, any audit or permissible non-audit service proposed to be performed is considered by and, if deemed appropriate, approved by the audit/corporate governance committee in advance of the performance of such service if the expected fees are in excess of $25,000.  All other audit and audit-related services, tax services and other services with expected fees of less than $25,000 are ratified by the audit/corporate governance committee. All of the fees earned by KPMG LLP described above were attributable to services pre-approved by the audit/corporate governance committee, with the exception of the audit-related services fees incurred in conjunction with the SEC filings associated with Heartland’s participation in the TARP Capital Purchase Program.  These fees were subsequently ratified by the audit/corporate governance committee.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

KPMG LLP has served as our external auditor since June 1994 and our audit/corporate governance committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Although we are not required to do so, our Board of Directors recommends that the stockholders ratify the appointment. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the audit/corporate governance committee of the Board of Directors will consider the matter of the appointment. The Board of Directors recommends that you vote your shares FOR ratification of this appointment.

PROPOSAL NUMBER 3— AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

On January 20, 2009, our Board of Directors voted to approve, and to recommend that you approve at the 2009 Annual Meeting of Stockholders, an amendment to our Certificate of Incorporation that will increase the number of authorized shares of our common stock from 20,000,000 shares to 25,000,000 shares.

In particular, we are proposing that the first paragraph of Article IV of our Certificate of Incorporation be amended to provide as follows:

Article IV

The total number of shares of stock which the corporation shall have authority to issue is 25,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share.

We are not proposing to increase the number of authorized shares of preferred stock. We have designated a series of 16,000 shares of Series A Junior Participating Preferred Stock, none of which are outstanding, to support our stockholder rights plan, and a series of 81,698 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, all of which were issued to the United States Department of the Treasury.  We believe that the over 100,000 shares of remaining preferred stock will be adequate for the foreseeable future.

The additional shares of common stock for which we are seeking authorization would be a part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. The additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

Reasons for the Amendment

There were 16,274,652 shares of our common stock outstanding on January 31, 2009, 926,427 shares reserved for future issuance under stock compensation plans, and 609,687 shares reserved for issuance upon exercise of the warrant we recently issued to the United States Department of the Treasury as part of its $81.7 million investment in our preferred stock.  Accordingly, we had only 2,798,921 shares available for issuance in other transactions.

Our Board of Directors does not believe that the remaining authorized shares that we have outstanding are adequate to support our growth plans.  Although we recently received approximately $82 million in additional capital under the TARP Capital Purchase Program sponsored by the United States Department of Treasury, we do not consider this “permanent capital” that benefits our common stockholders, but instead intend to use this capital in the short-term to support further lending activities in our markets.

The Board believes that additional authorized shares of common stock may be necessary to allow us to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders' meeting (unless otherwise required by the rules of the stock exchange on which our common stock is then listed).  The additional shares of common stock would also permit us increased flexibility with respect to stock dividends (including stock splits issued in the form of stock dividends), additional stock options or other stock-based benefits, in acquisitions, for equity financings and for other general corporate purposes.  We may consider, for example, additional equity financing to replace some or all of the investment we have received from the United States Department of the Treasury.  Nevertheless, we have no present plans, commitment or understandings in place with regard to use of such shares.

Except as may be required by the rules of the Nasdaq Stock Market, we are not currently required to obtain a vote of our stockholders to issue or sell additional shares of our common stock, and we will not be required to obtain any vote of stockholders to issue the additional shares that would be authorized by the amendment. Under Nasdaq regulations, approval by a majority of the holders of common stock is required to issue additional shares of common stock, other than in a public offering, if the additional shares represent, or will represent after issuance, more than 20 percent of the shares of common stock outstanding before the issuance or the issuance would result in a change in control of Heartland.

Certain Anti-Takeover Effects

Our Board of Directors believes that our protections against a potential hostile contest for control are adequate and is not proposing the amendment to increase those protections.  Nevertheless, the increase in the authorized but unissued shares of common stock could, under certain circumstances, be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Heartland. Our Certificate of Incorporation currently requires at least 70% of our outstanding shares to be voted in favor of a proposal to approve certain business combinations involving Heartland. Although our Board presently has no intention of doing so, shares of authorized but unissued common stock could be issued to a holder who would obtain sufficient voting power to assure that any such business combination or amendment to the Certificate of Incorporation would not receive the required 70% stockholder vote. In addition, to the extent that the adoption of the proposed amendment renders less likely a merger or other transaction that is not negotiated with and approved by our incumbent Board of Directors, such adoption may result in the Board of Directors and management retaining their current positions.

Some provisions of our Certificate of Incorporation and bylaws could make the acquisition of control of Heartland or the removal of our existing management more difficult, including those that provide as follows:

•	we have a classified Board of Directors with each class serving a staggered three-year term;
•	a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;
•	a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our Certificate of Incorporation;
•	a vote of 70% of the outstanding shares of voting stock is required to effect various forms of business combination transactions;
•
our Board of Directors may create new directorships and may appoint new directors to serve for the full term of the class of directors in which the new directorship was created and may fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

•
our Board of Directors may designate series of preferred stock and determine the powers, rights, preferences, qualifications and limitations of each series, and may issue preferred stock, without a vote of stockholders;

•	stockholder actions cannot be taken by written consent without a meeting;
•
we have advance notice procedures that require stockholder proposals and nominations to be provided to us not less than 30 days or more than 75 days before the date of the originally scheduled annual meeting; and

•
we have adopted a stockholder rights plan under which the dilution resulting from the acquisition of beneficial ownership of more than 15% of our voting stock without approval of our Board causes most forms of hostile contest for control to be impracticable.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of Heartland to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Heartland and these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.

Board Recommendation

Our Board of Directors recommends to the stockholders that they vote “FOR” this proposal.  The vote required to amend the Certificate of Incorporation to increase the number of authorized shares of common stock is a majority of the voting power of the common stock outstanding and entitled to vote at the 2009 Annual Meeting of Stockholders.  If the proposed amendment is adopted, it will become effective upon filing a certificate of amendment with the Delaware Secretary of State.

PROPOSAL 4— ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to consider and approve the following resolution related to the executive compensation that is described in the compensation tables and the Compensation Discussion and Analysis earlier in this proxy statement:

RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion.

What you are Approving

By approving this resolution, you will be approving the compensation we discuss in the Compensation Discussion and Analysis that appears on pages 16 to 36 of this proxy statement and in the compensation tables and surrounding narrative that appear on pages 27 to 36 of this proxy statement.  In the Compensation Discussion and Analysis, we discuss and analyze our executive compensation policies and practices for 2008.  Where possible, we also discuss our plans for changes to compensation practices for the current year and beyond. Importantly, as we note under the caption “The Impact of Recent Legislation on our Compensation Programs and Policies” of the Compensation Discussion and Analysis, the Stimulus Bill will greatly affect our compensation practices going forward. Unfortunately, details of the manner in which this new law applies to us will not become clear until the U.S. Treasury and the SEC issue new regulations. Although some of the requirements of the Stimulus Bill are not consistent with our policies, and encourage higher salaries and no incentive pay, we will abide by those requirements going forward.

We are also required to disclose in the compensation tables, the specific compensation that we pay to our Principal (Chief) Executive Officer, our Principal (Chief) Financial Officer and our three most highly paid executive officers, other than the CEO and CFO.  The compensation in the summary compensation table relates to the historical amounts we have paid these individuals in each of the last three completed years, and by approving it, you are not approving our plan for 2009.  You should understand that all of the executive compensation tables include accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

Reasons for Approval

We believe that our compensation policies and procedures are conservative, and historically have focused those policies on providing pay that is partially based on performance. We believe that these policies have aligned the interests of our stockholders in long-term growth with the interests of our management.  During the unprecedented changes that have occurred in the past two years, we believe our management has responded appropriately, working diligently to minimize risk to our stockholders, our depositors and our other customers.  We believe the compensation provided in 2008 is indicative of our policies, and that our executives have fully cooperated in advancing the interests of Heartland over their personal interests.  In particular:

•	in part, at their suggestion, the salaries of our CEO and CFO were frozen for 2008 and 2009;

•	all executive officer salaries were frozen for 2009 (subject to any changes necessary to accommodate the Stimulus Bill); and

•	we paid significantly reduced bonuses in 2008.

Further, as part of their efforts to minimize risk and ensure that we serve the needs of our customers, both our management and our Board of Directors determined to accept an investment from the United States Department of the Treasury in preferred stock and a warrant that we issued.  Although we were not in need of capital to remain well capitalized under the laws that apply to us, our management and our Board believed that the cushion that these funds provided and the additional lending and other business it facilitated would be beneficial to our stockholders.

We are required to ask for your vote under the Stimulus Bill because we accepted this preferred stock investment from the U.S. Treasury.  Your vote is advisory and will not be binding upon Heartland or our Board of Directors. Our compensation/nominating committee, however, will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that the stockholders vote FOR the approval of Heartland’s executive compensation.

PROPOSAL NUMBER 5 —STOCKHOLDER PROPOSAL TO DECLASSIFY BOARD OF DIRECTORS

The Board of Directors unanimously recommends a vote “AGAINST” the stockholder proposal.

Stockholder Proposal

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 214.448 shares of Heartland common stock, has notified us that he intends to present the following proposal at the Annual Meeting. As required by the rules of the SEC, the text of the resolution and the supporting statement of Mr. Armstrong are included below exactly as submitted by him.

Mr. Armstrong submitted the following resolution:

That the shareholders of HEARTLAND FINANCIAL USA, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

The reasons submitted by Mr. Armstrong for the resolution are as follows:

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our Board of Directors is divided into three classes with each class serving three-year terms.  Because of this structure, shareholders may only vote for one-third of the directors each year.  This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008.  The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance.  The study found a significant positive link between governance practices favoring shareholders (such as annual directors’ election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Recommendation

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

Your directors have given careful consideration in the past to shortening the terms of directors to one year and to annual elections of all members of the Board of Directors and we considered this change again in connection with Mr. Armstrong’s proposal. After careful deliberation, however, we concluded that for the reasons described below, it is in the best interests of Heartland and its stockholders to maintain a classified Board of Directors on which the directors of three separate classes are elected on alternative years to three year terms.

Stability and Continuity We believe that the three-year staggered terms of directors provide stability and continuity in our leadership. Staggered terms are designed to ensure that at any given time, the Board of Directors has a majority of members who, by serving for several years, have developed a deeper understanding of the breadth and nature of our business. Directors who have considerable experience with and knowledge of our business are better equipped to provide the oversight and make the decisions required by a board of directors, and are, correspondingly, more capable of engaging in the long-term strategic planning that is critical to a financial institution’s success.

We believe that this is particularly true for a mid-sized financial institution holding company with multiple regionally-based subsidiary banks.  Both the financial accounting and controls for a financial institution holding company and the regulatory controls to which such a company are subject have become increasingly complex during the past few years.  The application of these complex rules and controls varies significantly based on the location of the subsidiary banks and more importantly based on the character of its assets and liabilities.  We believe it takes a considerable amount of time for a director to understand our operations and the application of these rules and policies to the operations, and that a director may not be fully productive after even a full year of service.

Further, because we desire not to provide excessive compensation to a large board of directors, the number of members of our Board is not large.  While rapid succession of a few members on a board with many members may not be disruptive to board operation, we believe that annual changeover of significant numbers of a smaller board can have a significantly adverse affect on its operation.

Financial Performance.   The proponent’s statement lists corporations that proponent maintains de-classified their boards of directors because of proponent’s efforts.  Our Board of Directors has not verified that statement to be true.  However, the Board of Directors feels strongly that what may be appropriate for one company is not appropriate for all.  This “one size fits all” view does not take into account the differences among companies and their management.  Stockholders must look at the history and performance of a company and its record of providing stockholder value.  Heartland has an excellent record of providing stockholder value, including during the recent turbulent economic times, and the Board of Directors and management have demonstrated accountability to the stockholders through the financial performance of Heartland.  In particular, we note that, in 2008, perhaps the most volatile year for financial institutions during the past 50 years:

•	Heartland grew its loan portfolio, continuing to serve its customers, while other banks contracted;
•	Heartland remained profitable, generating $11.3 million of net income;
•
in 2008 and 2009, Heartland’s top two executive officers refused salary increases because of the economic uncertainty in these challenging times and for 2009, all Heartland officers with salaries equal to or greater than $60,000 received no salary increase;

•	for 2008, all non-qualified stock option awards for management were deferred; and
•	beginning with the 2008 Annual Meeting, Heartland directors chose to take all director compensation in the form of Heartland stock as opposed to cash compensation for Board and committee fees.

Long-Term Outlook.  We believe a short-term focus on profitability, which may be encouraged by one year director terms, is not beneficial to our stockholders.  We believe that we must maintain a clear focus on the long-term interests of our stockholders and adopt policies that support long-term growth through careful management of our assets and liabilities rather than short-term profitability that may be encouraged by actions such as risk-taking. The Board believes that having a classified Board of Directors better facilitates a long-term outlook, and provides the best value to Heartland’s stockholders.

Protection against Unfair Takeover Proposals.   A classified board of directors can play an important role in protecting stockholders against an unsolicited takeover proposal at an unfair price. If our Board of Directors was not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the stockholders could replace all or a majority of the directors with its own nominees, who could then approve the takeover proposal from that acquirer even if the price did not adequately value Heartland. Classified board structures have been shown to be an effective means of protecting long-term stockholder interests from abusive tactics.

A classified board of directors encourages a potential acquirer to negotiate with the board of directors on an arm’s-length basis, and provides the board of directors with more time and leverage to evaluate the takeover proposal, negotiate the best result for all stockholders and consider alternatives available to Heartland. Moreover, a potential acquirer can always make a tender offer to the stockholders of a company which has a classified board of directors.

Accountability to Stockholders  We believe that a classified board of directors makes directors no less accountable to stockholders than a board elected annually. The fiduciary duties of directors elected to three-year staggered terms are identical to those of directors elected annually, and Heartland’s directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year staggered terms than they would be if elected to one year terms.

Stockholders have the opportunity on an annual basis to express their opinion of the Board of Directors or management and to propose to our Board alternative candidates as directors. We have not received any proposals for alternative candidates for election to the Board. Further, to the extent that our Board of Directors declined to nominate a candidate, stockholders can conduct a proxy contest to replace, or withhold votes from, the directors nominated for election that year.

While a board elected annually may be appropriate for some corporations that have large boards with unitary operations in unregulated industries, that have relatively uncomplicated operations, or that engage in short-term transactions with assets and liabilities that do not have long-term affect, we strongly believe that it is not appropriate for a bank holding company of our size and focus.  We also strongly believe that our performance, policies and conduct are contrary to any suggestion that our Board is not, or that classification causes it not to be, accountable or responsive to stockholders.

Finally, Heartland’s long history and culture of promoting significant internal ownership among directors, officers and employees reinforces and ensures strong alignment with Heartland stockholders' interests.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of Heartland Financial or in the best interests of our stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

FAILURE TO INDICATE CHOICE

If any stockholder returns a signed and dated proxy card but fails to indicate a choice in regarding Proposals (1), (2), (3) or (4) on the proxy card, the shares of such stockholder shall be voted FOR each such proposal.  If a stockholder returns a signed and dated proxy card but fails to indicate a choice regarding Proposal (5) on the proxy card, the shares of such stockholder shall be voted AGAINST such proposal.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting.  If any other business does properly come before the annual meeting, the person named as proxies on the enclosed proxy card will vote as they deem in our best interests.

                                                                                       By order of the Board of Directors

                                   /s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board
Dubuque, Iowa
April 8, 2009

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY